Exhibit 99.1
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
The following discussion describes the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of Brandywine Realty Trust’s (“Brandywine”) common shares, preferred shares and debt securities and debt securities of the Operating Partnership, and the qualification and taxation of Brandywine as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). This discussion reflects changes to the U.S. federal income tax laws made by legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), which was signed into law on December 22, 2017. The TCJA is a far-reaching and complex revision to the U.S. federal income tax laws with disparate and, in some cases, countervailing impacts on different categories of taxpayers and industries, and it is anticipated that it will require subsequent rulemaking and the finalization of proposed guidance in a number of areas.
Because this is a summary that is intended to address only material U.S. federal income tax considerations relating to the ownership and disposition of Brandywine’s common shares, preferred shares or debt securities and debt securities of the Operating Partnership that will apply to all holders, this summary may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;
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special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a REIT, a financial institution, an insurance company, a holder of debt securities or shares through a partnership or other pass-through entity, a person that holds debt securities or shares as part of a straddle, conversion or other integrated transaction, a person liable for the alternative minimum tax, a U.S. Shareholder or U.S. Holder (each as defined below) whose “functional currency” is not the U.S. dollar, an entity treated as a U.S. corporation by virtue of the inversion rules, or otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations;
•	this summary deals only with our shareholders and debt holders that hold common shares, preferred shares or debt securities as “capital assets” within the meaning of Section 1221 of the Code;
•	tax rules are subject to change, potentially with retroactive effect; and
•	this discussion is not intended to be, and should not be construed as, tax advice.
You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our common shares, preferred shares or debt securities and debt securities of the Operating Partnership on your individual tax situation, including any state, local or non-U.S. tax consequences.
The information in this summary is based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the status of Brandywine as a REIT or of the Operating Partnership as a partnership. Therefore, it is possible that the IRS could challenge the statements in this summary, which do not bind the IRS or the courts, and that a court could agree with the IRS.
Taxation of the Company
Qualification of Brandywine as a REIT
Brandywine first elected to be taxed as a REIT for the taxable year ended December 31, 1986. A REIT generally is not subject to federal income tax on the income that it distributes to its shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification.
We believe that we are organized and have operated in such a manner so as to qualify as a REIT, but there can be no assurance that we have qualified or will remain qualified as a REIT.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.
Taxation of Brandywine as a REIT
If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our shareholders, because the REIT provisions of the Code generally allow a REIT a deduction for distributions paid to its shareholders. This deduction substantially eliminates the “double taxation” on earnings (taxation at both the corporate level and shareholder level) that generally results from investment in a corporation. However, even if we qualify for taxation as a REIT, we will be subject to federal income tax as follows:

•	We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains;
•	Under certain circumstances, for tax years beginning before January 1, 2018, we may be subject to the “alternative minimum tax” on our items of tax preference, if any;
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If we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business) such income will be subject to a 100% tax (See “-Sale of Partnership Property)”;

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If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or leasehold as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property (and any other non-qualifying income from foreclosure property) may be subject to corporate income tax at the highest applicable rate (35% for tax years beginning on or before December 31, 2017 and 21% for tax years beginning after that date);

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If we should fail to satisfy the 75% gross income test or the 95% gross income test (each as discussed below), and nonetheless have maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by a fraction intended to reflect our profitability;

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If we fail to satisfy any of the REIT asset tests, as discussed below, by more than a de minimis amount, but our failure is due to reasonable cause and not due to willful negligence and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest applicable rate for corporate taxpayers (35% for tax years beginning on or before December 31, 2017 and 21% for tax years beginning after that date) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests;

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If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not due to willful negligence, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure;

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders, as described below in “-Requirements for Qualification as a REIT”;

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If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the sum of (i) the amounts actually distributed plus (ii) retained amounts on which corporate level tax is paid by us;

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We may elect to retain and pay income tax on our net long-term capital gain, and in that case, a shareholder would include its proportionate share of our undistributed long-term capital gain in its income and would be allowed a credit for its proportionate share of the tax we paid;

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A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or our taxable REIT subsidiaries if and to the extent that the Internal Revenue Service successfully adjusts the reported amounts of these items;

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If we acquire appreciated assets from a C corporation (a corporation generally subject to corporate level tax) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of such assets during the five-year period following their acquisition from the C corporation, unless the C corporation elects to treat the assets as if they were sold for their fair market value at the time of our acquisition; and

•	Income earned by any of our taxable REIT subsidiaries will be subject to tax at regular corporate rates.
Requirements for Qualification as a REIT
We elected to be taxable as a REIT for U.S. federal income tax purposes for our taxable year ended December 31, 1986. In order to have so qualified, we must have met and continue to meet the requirements discussed below, relating to our organization, sources of income, nature of assets and distributions of income to shareholders.

The Code defines a REIT as a corporation, trust or association:
1.that is managed by one or more trustees or directors;
2.the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
3.that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;
4.that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
5.the beneficial ownership of which is held by 100 or more persons;
6.in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities), after applying certain attribution rules;
7.that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;
8.that uses a calendar year for federal income tax purposes and complies with the record keeping requirements of the Code and the Treasury regulations; and
9.that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.
Conditions (1) through (4) must be satisfied during the entire taxable year, and condition (5) must be satisfied during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.
We have previously issued common shares in sufficient proportions to allow us to satisfy requirements (5) and (6) (the “100 Shareholder” and “five-or-fewer” requirements). In addition, our Declaration of Trust provides restrictions regarding the transfer of our shares that are intended to assist us in continuing to satisfy the requirements described in conditions (5) and (6) above. However, these restrictions may not ensure that we will, in all cases, be able to satisfy the requirements described in conditions (5) and (6) above. In addition, we have not obtained a ruling from the Internal Revenue Service as to whether the provisions of our Declaration of Trust concerning restrictions on transfer and conversion of common shares to “Excess Shares” will allow us to satisfy conditions (5) and (6). If we fail to satisfy such share ownership requirements, our status as a REIT will terminate. However, if the failure to meet the share ownership requirements is due to reasonable cause and not due to willful neglect, we may avoid termination of our REIT status by paying a penalty of $50,000.
To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of certain percentages of our shares in which the record holders are to disclose the actual owners of the shares (the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A shareholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.
Qualified REIT Subsidiaries
The Code provides that a corporation that is a “qualified REIT subsidiary” shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a “qualified REIT subsidiary” shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT, that has not elected to be a “taxable REIT subsidiary” (discussed below). In applying the requirements described herein, all of our “qualified REIT subsidiaries” will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. These subsidiaries, therefore, will not be subject to federal corporate income taxation, although they may be subject to state and local taxation.
In the event that a qualified REIT subsidiary or another entity that is a disregarded subsidiary for U.S. federal income tax purposes ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “-Asset Tests” and “-Income Tests.”
Taxable REIT Subsidiaries
A REIT may generally jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary as a “taxable REIT subsidiary.” In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary. A taxable REIT subsidiary is a corporation subject to U.S. federal income tax, and state and local income tax where applicable, as a regular “C” corporation. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary unless we and such corporation elect to treat such corporation as a taxable REIT subsidiary. Overall, no more than 20% of the value of a REIT’s assets (25% for taxable years beginning before January 1, 2018) may consist of stock or securities of one or more taxable REIT subsidiaries.
Income earned by a taxable REIT subsidiary is not attributable to us. Rather, the stock issued by a taxable REIT subsidiary to us is an asset in our hands, and we treat dividends paid to us from such taxable REIT subsidiary, if any, as income. This income can affect our income and asset tests calculations, as described below. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITs could be earned by a taxable REIT subsidiary without affecting our status as a REIT. For example, a taxable REIT subsidiary of ours can perform some impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests.
However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of U.S. federal income taxation. Further, the rules impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. The 100% tax also will apply to “redetermined services income,” meanings non-arm’s-length income of a taxable REIT subsidiary attributable to services provided to, or on behalf of, its parent REIT (other than services provided to the REIT’s tenants, which are potentially taxed as “redetermined rents”). A taxable REIT subsidiary may also engage in other activities that, if conducted by us other than through a taxable REIT subsidiary, could result in the receipt of non-qualified income or the ownership of non-qualified assets.
For taxable years beginning after December 31, 2017, taxpayers are subject to a limitation on their ability to deduct net business interest generally equal to 30% of adjusted taxable income, subject to certain exceptions. This provision may limit the ability of our taxable REIT subsidiaries to deduct interest, which could increase their taxable income.
Ownership of Partnership Interests by a REIT
A REIT that is a partner in a partnership is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT (except that, for purposes of the 10% of value asset test described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership, as described in the Code). Accordingly, our proportionate share of the assets, liabilities and items of income of the Operating Partnership are treated as assets, liabilities and items of income of ours for purposes of applying the requirements described herein. Brandywine has control over the Operating Partnership and most of the partnership and limited liability company subsidiaries of the Operating Partnership and intends to operate them in a manner that is consistent with the requirements for qualification of Brandywine as a REIT.
Income Tests
In order to qualify as a REIT, Brandywine must generally satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from the following: investments relating to real property or mortgages on real property, including “rents from real property”; dividends received from other REITs; interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities); interest on mortgage loans secured by both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loans; gains from the sale of real estate assets (except for gain from a nonqualified publicly offered REIT debt instrument (as defined below)); and income from certain kinds of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the

75% gross income test, and from dividends, interest and gain from the sale or disposition of securities, which need not have any relation to real property.
Rents received by a REIT will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met.

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The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.

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Rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a “Related Party Tenant”). However, rental payments from a taxable REIT subsidiary will qualify as rents from real property even if we own more than 10% of the total value or combined voting power of the taxable REIT subsidiary if at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space.

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Rent attributable to personal property leased in connection with a lease of real property will not qualify as “rents from real property” if such rent exceeds 15% of the total rent received under the lease.

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For rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to tenants, except through an “independent contractor” who is adequately compensated and from whom the REIT derives no income, or through a taxable REIT subsidiary. The “independent contractor” requirement, however, does not apply to the extent the services provided by the REIT are “usually or customarily rendered” in connection with the rental of space for occupancy only, and are not otherwise considered “rendered to the occupant.” In addition, a de minimis rule applies with respect to non-customary services. Specifically, if the value of the non-customary service income with respect to a property (valued at no less than 150% of the direct costs of performing such services) is 1% or less of the total income derived from the property, then all rental income except the non-customary service income will qualify as “rents from real property.” A taxable REIT subsidiary may provide services (including non-customary services) to a REIT’s tenants without “tainting” any of the rental income received by the REIT, and it will be able to manage or operate properties for third parties and generally engage in other activities unrelated to real estate.

We do not anticipate receiving rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of gross receipts or sales consistent with the rules described above). We also do not anticipate receiving more than a de minimis amount of rents from any Related Party Tenant or rents attributable to personal property leased in connection with real property that will exceed 15% of the total rents received with respect to such real property.
We provide services to our properties that we own through the Operating Partnership, and we believe that all of such services will be considered “usually or customarily rendered” in connection with the rental of space for occupancy only so that the provision of such services will not jeopardize the qualification of rent from the properties as “rents from real property.” In the case of any services that are not “usual and customary” under the foregoing rules, we intend to employ an “independent contractor” or a taxable REIT subsidiary to provide such services.
The Operating Partnership may receive certain types of income that will not qualify under the 75% or 95% gross income tests. In particular, dividends received from a taxable REIT subsidiary will not qualify under the 75% test. We believe, however, that the aggregate amount of such items and other non-qualifying income in any taxable year will not cause Brandywine to exceed the limits on non-qualifying income under either the 75% or 95% gross income tests.
If Brandywine fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Brandywine may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if (1) the failure to meet such tests was due to reasonable cause and not due to willful neglect, (2) we have attached a schedule of the sources of our income to our return and (3) any incorrect information on the schedule was not due to fraud with intent to evade tax. In addition, we must also file a disclosure schedule with the IRS after we determine that we have not satisfied one of the gross income tests. It is not possible, however, to state whether in all circumstances Brandywine would be entitled to the benefit of these relief provisions. As discussed above in “-Taxation of Brandywine as a REIT,” even if these relief provisions apply, a tax would be imposed based on the non-qualifying income.
Asset Tests
At the close of each quarter of each taxable year, Brandywine must satisfy the following five tests relating to the nature of our assets:
First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash or cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, “real estate assets” include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs, certain kinds of mortgage-backed securities and mortgage loans, and: (i) personal property leased in connection with real property to the extent that the rents from personal property are treated as “rent from real property” for purposes of the 75% income test, and (ii) debt instruments issued by publicly offered REITs. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below, while securities that do qualify for purposes of the 75% test are generally not subject to the additional asset tests.
Second, the value of any one issuer’s securities we own may not exceed 5% of the value of our total assets.
Third, we may not own more than 10% of the vote or value of any one issuer’s outstanding securities. The 5% and 10% tests do not apply to our interests in the Operating Partnership, non-corporate subsidiaries, taxable REIT subsidiaries and any qualified REIT subsidiaries, and the 10% value test does not apply with respect to certain “straight debt” securities.
The safe harbor under which certain types of securities are disregarded for purposes of the 10% value limitation includes (1) straight debt securities (including straight debt securities that provide for certain contingent payments); (2) any loan to an individual or an estate; (3) any rental agreement described in Section 467 of the Code, other than with a “related person”; (4) any obligation to pay rents from real property; (5) certain securities issued by a State or any political subdivision thereof, or the Commonwealth of Puerto Rico; (6) any security issued by a REIT; and (7) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of a security. In addition, for purposes of applying the 10% value limitation, (a) a REIT’s interest as a partner in a partnership is not considered a security; (b) any debt instrument issued by a partnership is not treated as a security if at least 75% of the partnership’s gross income is from sources that would qualify for the 75% REIT gross income test and (c) any debt instrument issued by a partnership is not treated as a security to the extent of the REIT’s interest as a partner in the partnership.
Fourth, not more than 20% (25% for taxable years beginning before January 1, 2018) of the value of our assets may be represented by securities of one or more taxable REIT subsidiaries.
Fifth, not more than 25% of the value of our total assets may be represented by “nonqualified publicly offered REIT debt instruments.” “Nonqualified publicly offered REIT debt instruments” are debt instruments issued by publicly offered REITs that are not secured by a mortgage on real property.
We may own, directly or indirectly, common shares of certain entities that have elected or will elect to be treated as a real estate investment trusts (“Captive REITs”). Provided that each of the Captive REITs continues to qualify as a REIT (including satisfaction of the ownership, income, asset and distribution tests discussed herein) the common shares of the Captive REITs will qualify as real estate assets under the 75% test. However, if any Captive REIT fails to qualify as a REIT in any year, then the common shares of such Captive REIT will not qualify as real estate assets under the 75% test. In addition, if we own, directly or indirectly, more than 10% of the common shares of each Captive REIT, Brandywine would not satisfy the 10% test if any Captive REIT were to fail to qualify as a REIT. Accordingly, Brandywine’s qualification as a REIT depends upon the ability of any more than 10% owned Captive REIT to continue to qualify as a REIT.
After initially meeting the asset tests at the close of any quarter, Brandywine will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful. If we fail to cure any noncompliance with the asset tests within such time period, our status as a REIT would be lost.

The Code provides relief from certain failures to satisfy the REIT asset tests. If the failure relates to the 5% test or 10% test, and if the failure is de minimis (does not exceed the lesser of $10 million or 1% of our assets as of the end of the quarter), we may avoid the loss of our REIT status by disposing of sufficient assets to cure the failure within 6 months after the end of the quarter in which the failure was identified. For failures to meet the asset tests that are more than a de minimis amount, we may avoid the loss of our REIT status if: (1) the failure was due to reasonable cause, (2) we file a disclosure schedule at the end of the quarter in which the failure was identified, (3) we dispose of sufficient assets to cure the failure within 6 months after the end of the quarter and (4) we pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.
Annual Distribution Requirements
In order to qualify as a REIT, Brandywine is required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (1) the sum of (a) 90% of its “REIT taxable income” (computed without regard to the dividends paid deduction and the REIT’s net capital gain or loss) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (2) certain “excess” non-cash income as defined in the Code. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to shareholders of record on a specified date in any such month, and are actually paid before the end of January of the following year.
Such distributions are treated as both paid by us and received by our shareholders on December 31 of the year in which they are declared.
For taxable years beginning after December 31, 2017, unless it elects otherwise, Brandywine’s deduction for net business interest expense will generally be limited to 30% of its taxable income, as adjusted for certain items of income, gain, deduction or loss. Any business interest deduction that is disallowed due to this limitation may be carried forward to future taxable years. If Brandywine, the Operating Partnership or the Subsidiary Partnerships (as defined below) are subject to this interest expense limitation, Brandywine’s REIT taxable income for a taxable year may be increased. Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property. Each of Brandywine, the Operating Partnership and the Subsidiary Partnerships may be eligible to make this election. If any such entity makes this election, although it would not be subject to the interest expense limitation described above, its depreciation deductions may be reduced and, as a result, Brandywine’s REIT taxable income for a taxable year may be increased.
In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year provided we pay such distribution with or before our first regular dividend payment after such declaration, and such payment is made during the 12-month period following the close of such taxable year. Such distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
To the extent that we distribute at least 90%, but less than 100%, of our net taxable income, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute our net long-term capital gains and pay tax on such gains. In this case, we would elect to have our shareholders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by us. Our shareholders would then increase their adjusted basis in our shares by the difference between the amount included in their long-term capital gains and the tax deemed paid with respect to their shares.
If we should fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT net capital gain income for such year and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed plus (b) retained amounts on which corporate level tax is paid by us.
Brandywine intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the limited partnership agreement of the Operating Partnership authorizes Brandywine, as general partner, to operate the partnership in a manner that will enable it to satisfy the REIT requirements and avoid the imposition of any federal income or excise tax liability. It is possible that we, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. This could arise, for example, when there is an expenditure of cash for nondeductible items such as principal amortization or capital expenditures. In addition, because we may deduct capital losses only to the extent of our capital gains, our REIT taxable income may exceed our economic income. In order to meet the 90% distribution requirement, we may borrow or may cause the Operating Partnership to arrange for short-term or possibly long-term borrowing to permit the payment of required distributions, or we may pay dividends in the form of taxable in-kind distributions of property, including potentially, our shares.
Under certain circumstances, Brandywine may be able to rectify a failure to meet the distribution requirement for a given year by paying “deficiency dividends” to shareholders in a later year that may be included in Brandywine’s deduction for distributions paid for the earlier year. Thus, Brandywine may be able to avoid losing its REIT qualification or being taxed on amounts distributed as deficiency dividends. However, Brandywine will be required to pay to the IRS interest and a penalty based upon the amount of any deduction taken for deficiency dividends.
Failure to Qualify
The Code provides relief for many failures to satisfy the REIT requirements. In addition to the relief provisions for failures to satisfy the income and asset tests (discussed above), the Code provides additional relief for other failures to satisfy REIT requirements. If the failure is due to reasonable cause and not due to willful neglect, and we elect to pay a penalty of $50,000 for each failure, we can avoid the loss of our REIT status.
If Brandywine fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, it will be subject to tax (including, for tax years beginning before January 1, 2018, any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Brandywine fails to qualify will not be deductible to us. In such event, to the extent of Brandywine’s current and accumulated earnings and profits, all distributions to shareholders will be taxable to them as dividends, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Under current law, such dividends will generally be taxable to individual domestic shareholders at the 20% rate for qualified dividends provided that applicable holding period requirements are met. Non-corporate shareholders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026 for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax), subject to certain limitations. If we fail to qualify as a REIT, such shareholders may not claim this deduction with respect to dividends paid by us. Unless entitled to relief under specific statutory provisions, Brandywine also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Brandywine would be entitled to such statutory relief.
Prohibited Transactions
Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. We intend to hold properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with our investment objectives. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent the imposition of the 100% tax. The 100% tax does not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of that corporation at regular corporate tax rates.
Foreclosure Property
Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (35% for tax years beginning on or before December 31, 2017 and 21% for tax years beginning after that date) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.
Hedging
We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction (i) made in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets or (ii) entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests (or any property which generates such income or gain), which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test and the 75% gross income test. To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.
If Brandywine has entered into a hedging transaction described in (i) or (ii), and a portion of the hedged indebtedness or property is extinguished or disposed of and, in connection with such extinguishment or disposition, Brandywine enters into a new clearly identified hedging transaction (a “New Hedge”), income from the applicable hedge and income from the New Hedge (including gain from the disposition of such New Hedge) will not be treated as gross income for purposes of the 95% and 75% gross income tests.
Tax Aspect of Investments in the Operating Partnership and the Subsidiary Partnerships
The following discussion summarizes certain Federal income tax considerations applicable to Brandywine’s investment in the Operating Partnership and the Operating Partnership’s investments in subsidiary partnerships, limited liability companies, and joint ventures (referred to collectively as the “Subsidiary Partnerships”).
General
We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in the Operating Partnership and the equity interests in the Subsidiary Partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items of the Operating Partnership and the Subsidiary Partnerships for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by the Operating Partnership and the Subsidiary Partnerships. Consequently, to the extent that we hold, directly or indirectly through another “pass-through” entity, an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT.
Among the allocable share of deductions that Brandywine would receive are interest deductions of the Operating Partnership and its Subsidiary Partnerships. The TCJA limits a taxpayer’s interest expense deduction to the sum of 30% of adjusted taxable income, business interest, and certain other amounts. Adjusted taxable income does not include items of income or expense not allocable to a trade or business, business interest or expense, the new deduction for qualified business income, NOLs, and for years prior to 2022, deductions for depreciation, amortization, or depletion. For partnerships, the interest deduction limitation is applied at the partnership level, subject to certain adjustments to the partners for unused deduction limitation at the partnership level. The interest deduction limitation applies to taxable years beginning after December 31, 2017.
The TCJA allows a real property trade or business to elect out of this interest limitation so long as it uses a 40-year recovery period for nonresidential real property, a 30-year recovery period for residential rental property, and a 20-year recovery period for related improvements described below. Disallowed interest expense is carried forward indefinitely (subject to special rules for partnerships).

For taxpayers that do not use the TCJA’s real property trade or business exception to the business interest deduction limitations, the TCJA maintains the current 39-year and 27.5-year straight line recovery periods for nonresidential real property and residential rental property, respectively, and provides that tenant improvements for such taxpayers are subject to a general 15-year recovery period. Also, the TCJA temporarily allows 100% expensing of certain new or used tangible property through 2022, phasing out at 20% for each following year (with an election available for 50% expensing of such property if placed in service during the first taxable year ending after September 27, 2017). The changes apply, generally, to property acquired after September 27, 2017 and placed in service after September 27, 2017.
Classification of the Operating Partnership and the Subsidiary Partnerships as Partnerships
The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS to the status of the Operating Partnership or any of the Subsidiary Partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests or the REIT income tests as discussed in “-Taxation of the Company-Asset Tests” and “-Taxation of the Company-Income Tests” above, and in turn could prevent us from qualifying as a REIT. See “-Taxation of the Company -Failure to Qualify” above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of the Operating Partnership and the Subsidiary Partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.
Treasury regulations provide that a domestic business entity not otherwise organized as a corporation (an “Eligible Entity”) may elect to be treated as a partnership or disregarded entity for federal income tax purposes. Generally, an Eligible Entity will be classified as a partnership or disregarded entity (depending on its number of owners) for federal income tax purposes unless it elects otherwise. The Operating Partnership and the Subsidiary Partnerships (other than those Subsidiary Partnerships that have elected to be treated as taxable REIT subsidiaries) intend to claim classification as partnerships or disregarded entities under these Treasury regulations. As a result, we believe that the Operating Partnership and the Subsidiary Partnerships (other than those Subsidiary Partnerships that have elected to be treated as taxable REIT subsidiaries) will be classified as partnerships or disregarded entities for U.S. federal income tax purposes. We have not requested and do not intend to request a ruling from the IRS that the Operating Partnership or the Subsidiary Partnerships will be classified as partnerships for U.S. federal income tax purposes.

To be partnerships for U.S. federal income tax purposes, the Operating Partnership and the Subsidiary Partnerships generally must not be “publicly traded partnerships.” A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for U.S. federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).
Treasury regulations provide limited safe harbors from treatment as a publicly traded partnership. We expect that the Operating Partnership and the Subsidiary Partnerships will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, the ability to satisfy the requirements of some of these safe harbors depends on the results of the actual operations of the relevant entities and accordingly no assurance can be given that any such partnership would not be treated as a publicly traded partnership. Even if a partnership failed to meet one of the safe harbors, it generally will not be treated as a corporation if it qualifies for the 90% passive income exception discussed immediately above.
Partnership Allocations
Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury regulations promulgated thereunder, which require that partnership allocations respect the economic arrangement of the partners. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated thereunder.
Tax Allocations With Respect to Contributed Properties
Pursuant to Section 704(c) of the Code, items of income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributor is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Such allocations are solely for federal income tax purposes and do not affect other economic or legal arrangements among the partners.
Our Operating Partnership has entered into transactions involving the contribution to the Operating Partnership of appreciated property, and the Operating Partnership may enter into such transactions in the future. The partnership agreement of the Operating Partnership requires allocations of income, gain, loss and deduction attributable to contributed property to be made in a manner that is consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) give partnerships a choice of several methods of allocating taxable income with respect to contributed properties. Depending upon the method chosen, (1) our tax depreciation deductions attributable to those properties may be lower than they would have been if our Operating Partnership had acquired those properties for cash and (2) in the event of a sale of such properties, we could be allocated gain in excess of our corresponding economic or book gain. These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements or result in our shareholders recognizing additional dividend income without an increase in distributions.
Depreciation
The Operating Partnership’s assets include a substantial amount of appreciated property contributed by its partners. Assets contributed to a partnership in a tax-free transaction generally retain the same depreciation method and recovery period as they had in the hands of the partner who contributed them to the partnership. Accordingly, a substantial amount of the Operating Partnership’s depreciation deductions for its real property are based on the historic tax depreciation schedules for the properties prior to their contribution to the Operating Partnership. The properties are being depreciated over a range of 15 to 40 years using various methods of depreciation which were determined at the time that each item of depreciable property was placed in service. In certain instances where a partnership interest rather than real property is contributed to the Partnership, the real property may not carry over its recovery period but rather may, similarly, be subject to the lengthier recovery period.
Basis in Operating Partnership Interest
Our adjusted tax basis in each of the partnerships in which we have an interest generally (1) will be equal to the amount of cash and the basis of any other property contributed to such partnership by us, (2) will be increased by (a) our allocable share of such partnership’s income and (b) our allocable share of any indebtedness of such partnership, and (3) will be reduced, but not below zero, by our allocable share of (a) such partnership’s loss and (b) the amount of cash and the tax basis of any property distributed to us and by constructive distributions resulting from a reduction in our share of indebtedness of such partnership.
If our allocable share of the loss (or portion thereof) of any partnership in which we have an interest would reduce the adjusted tax basis of our partnership interest in such partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss (or portion thereof) would not reduce our adjusted tax basis below zero. To the extent that distributions to us from a partnership, or any decrease in our share of the nonrecourse indebtedness of a partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce our adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to us. Such distributions and constructive distributions normally would be characterized as long-term capital gain if our interest in such partnership has been held for longer than the long-term capital gain holding period (currently 12 months).
Sale of Partnership Property
Generally, any gain realized by a partnership on the sale of property held by the partnership for more than 12 months will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under requirements applicable to REITs under the Code, our share as a partner of any gain realized by the Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See -Taxation of the Company-Prohibited Transactions.”

Partnership Audit Rules.
Congress recently revised the rules applicable to federal income tax audits of partnerships (such as the Operating Partnership) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under the new rules, a partnership itself may be liable for a tax computed by reference to the hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed against the affected partners, subject to a higher rate of interest than otherwise would apply. Although it is uncertain how these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of those partnerships could be required to bear the economic burden of those taxes, interest and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and, in many respects, dependent on the promulgation of future regulations or other guidance by the U.S. Treasury. Investors are urged to consult with their tax advisors with respect to those changes and their potential impact on their investment in our shares.
Taxation of Shareholders
As used herein, a “U.S. Shareholder” means a beneficial owner of our common shares or preferred shares, who is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if it (a) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, a “non-U.S. Shareholder” means a beneficial owner of our common shares or preferred shares that is not a “U.S. Shareholder” and that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).
If a partnership holds common shares or preferred shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common shares or preferred shares, you should consult your tax advisor with regard to the U.S. federal, state, local and non-U.S. tax consequences particular to your ownership of our common shares or preferred shares.
Taxation of Taxable U.S. Shareholders
Taxation of Ordinary Dividends on Shares
As long as Brandywine qualifies as a REIT, distributions made to Brandywine’s taxable U.S. Shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) (“Ordinary Dividends”) will be dividends taxable to such U.S. Shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. However, for taxable years prior to 2026, individual shareholders generally are allowed to deduct 20% of the aggregate amount of Ordinary Dividends distributed by us that are “qualified REIT dividends,” subject to certain limitations. Pursuant to the Treasury regulations, in order for a dividend paid by a REIT to be eligible to be treated as a “qualified REIT dividend,” the shareholder must meet two holding period-related requirements. First, the shareholder must hold the REIT shares for a minimum of 46 days during the 91-day period that begins 45 days before the date on which the REIT share becomes ex-dividend with respect to the dividend. Second, the qualifying portion of the REIT dividend is reduced to the extent that the shareholder is under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. The 20% deduction does not apply to REIT capital gain dividends or to REIT dividends that we designate as “qualified dividend income.” Like most of the other changes made by the TCJA applicable to non-corporate taxpayers, the 20% deduction will expire on December 31, 2025 unless Congress acts to extend it. Prospective investors should consult their tax advisors concerning these limitations on the ability to deduct all or a portion of dividends received on shares of our common shares or preferred shares.
Dividends received from REITs are generally not eligible for taxation at the preferential rates for qualified dividends received by individual shareholders. We may designate a distribution as qualified dividend income to the extent of (1) qualified dividend income we receive during the current year (for example, dividends received from our taxable REIT subsidiaries), plus (2) income on which we have been subject to corporate level tax during the prior year (for example, undistributed REIT taxable income), plus (3) any income attributable to the sale of a built in gain asset that was acquired from a C corporation in a carry-over basis transaction less the tax paid on that income. To the extent that we designate a dividend as qualified dividend income, an individual will be taxable at preferential rates (currently a 20% maximum federal rate, but see the discussion below “Taxation of Taxable U.S. Shareholders-Tax Rates Applicable to Individual Shareholders under the TCJA” below) on such qualified dividend income provided certain holding period requirements are met. However, we expect that ordinary dividends paid by Brandywine generally will not be eligible for treatment as qualified dividend income to any significant extent.
Capital Gain Distributions
Distributions that are designated as long-term capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. Shareholder has held its shares of beneficial interest. In general, U.S. Shareholders will be taxable on long-term capital gains, currently at a maximum rate of 20% (but see the discussion below “Taxation of Taxable U.S. Shareholders-Tax Rates Applicable to Individual Shareholders under the TCJA” below), except that the portion of such gain that is attributable to depreciation recapture will be taxable at the maximum rate of 25%. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.
We may elect under the applicable provisions of the Code to retain and pay tax on our net capital gains. In such event U.S. Shareholders will be taxable on the U.S. Shareholders’ proportionate share of such undistributed capital gains. Each U.S. Shareholder would then receive a credit, for use on their return, in the amount of the U.S. Shareholders’ proportionate share of the capital gains tax paid by us. If the credit results in an amount owed to a U.S. Shareholder, such U.S. Shareholder would receive a refund. A U.S. Shareholder’s basis in our shares will be increased by the amount of the shareholder’s allocable share of any retained capital gains less the shareholder’s allocable share of the tax paid by us on such capital gains.
Dividends Generally
Effective for distributions paid and treated as being paid in taxable years beginning after December 31, 2015, the aggregate amount of dividends that Brandywine may designate as “capital gain dividends” or “qualified dividend income” with respect to any taxable year may not exceed the dividends paid by Brandywine with respect to such taxable year, including dividends that are paid in the following taxable year and treated as having been paid with respect to such taxable year by being (1) declared before Brandywine timely files its tax return for such taxable year and (2) paid with or before the first regular dividend payment after such declaration.
Non-Dividend Distributions
Distributions in excess of current and accumulated earnings and profits (“Non-Dividend Distributions”) will not be taxable to a U.S. Shareholder to the extent that they do not exceed the adjusted basis of the U.S. Shareholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that Non-Dividend Distributions exceed the adjusted basis of a U.S. Shareholder’s shares, such distributions will be included in income as long-term capital gain (or short-term capital gain, generally, if the shares have been held for 12 months or less) assuming the shares are a capital asset in the hands of the U.S. Shareholder. In determining the extent to which a distribution on our shares constitutes a dividend for tax purposes, the earnings and profits of Brandywine will be allocated first to distributions with respect to the preferred shares and second to distributions with respect to common shares. Therefore, depending on our earnings and profits, distributions with respect to the preferred shares (as compared to distributions with respect to our common shares) are more likely to be treated as dividends than as a return of capital or a distribution in excess of basis.

Dividends Paid in Common Shares
We are allowed to satisfy the REIT distribution requirements with respect to certain taxable years by distributing up to 90% of our dividends in the form of common shares rather than cash. In the event that we pay a portion of a dividend in common shares, taxable U.S. Shareholders would be required to pay tax on the full amount of the dividend (including the fair market value of any common shares received) and the amount of the tax may exceed the amount of cash received. For taxable years prior to 2026, individual shareholders generally are allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations.
Timing of Distributions
Any distribution declared by us in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Brandywine and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by Brandywine not later than the end of January of the following calendar year. Shareholders may not include in their individual income tax returns any of Brandywine’s losses.
Sale or Exchange of Common and Preferred Shares
In general, a U.S. Shareholder will recognize capital gain or loss on the disposition of common or preferred shares equal to the difference between the sales price for such shares and the adjusted tax basis for such shares. In general, a U.S. Shareholder’s adjusted tax basis will equal the U.S. Shareholder’s acquisition cost, increased by the U.S. Shareholder’s allocable share of any retained capital gains, less the U.S. Shareholder’s allocable share of the tax paid by us on such retained capital gains, and reduced by Non-Dividend Distributions.
In general, capital gains recognized by individuals and other non-corporate U.S. Shareholders upon the sale or disposition of shares of our shares currently will be subject to a maximum U.S. federal income tax rate of 20%, if our shares are held for more than 12 months, and will be taxed at ordinary income rates (of up to 39.6% for tax years beginning on or before December 31, 2017 and 37% for tax years beginning after that date (but see the discussion below “Taxation of Taxable U.S. Shareholders-Tax Rates Applicable to Individual Shareholders under the TCJA” regarding the sunset of the 37% rate) if our shares are held for 12 months or less. Gains recognized by U.S. Shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 21% (and 35% for tax years beginning on or before December 31, 2017), whether or not classified as long-term capital gains.
Capital losses recognized by a U.S. Shareholder upon the disposition of our shares held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. Shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). However, any loss upon a sale or exchange of shares by a U.S. Shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent such shareholder has received distributions from us required to be treated as long-term capital gain.
If a U.S. Shareholder recognizes a loss upon a subsequent disposition of our shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our shares, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Medicare Tax on Investment Income
Certain U.S. Shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds must pay a 3.8% Medicare tax on “net investment income” which includes, among other things, dividends on shares, interest on debt securities and capital gains from the sale or other disposition of shares or debt securities, subject to certain exceptions. The temporary 20% deduction allowed by Section 199A of the Code, as added by the TCJA, with respect to ordinary REIT dividends received by non-corporate taxpayers is allowed only for purposes of Chapter 1 of the Code and thus is apparently not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax, which is imposed under Chapter 2A of the Code. Prospective investors should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common shares, preferred shares or debt securities.
Passive Activity Losses and Investment Interest Limitations
Distributions from us and gain from the disposition of shares will not be treated as passive activity income and, therefore, U.S. Shareholders will not be able to apply any “passive losses” against such income. Distributions from us (to the extent they do not constitute a return of capital or capital gain dividends) will generally be treated as investment income for purposes of the investment interest limitation. A shareholder may elect to treat capital gain dividends and capital gains from the disposition of shares as investment income for purposes of the investment interest limitation, but in such event a shareholder will be taxed at ordinary income rates on such amounts.
Redemption of Preferred Shares
Our preferred shares are redeemable by us under certain circumstances. A redemption of preferred shares will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits) at ordinary income rates, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (i) is “substantially disproportionate” with respect to the U.S. Shareholder, (ii) results in a “complete termination” of the U.S. Shareholder’s share interest in our company or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Shareholder, all within the meaning of Section 302(b) of the Code.
In determining whether any of these tests has been met, there must be taken into account not only any preferred shares owned by the U.S. Shareholder, but also such U.S. Shareholder’s ownership of our common shares, other series of preferred shares and any options to acquire any of the foregoing. The U.S. Shareholder also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code. If a particular U.S. Shareholder owns (actually or constructively) no common shares or an insubstantial percentage of common shares or preferred shares, based upon current law, it is probable that the redemption of the preferred shares from such holder would be considered “not essentially equivalent to a dividend.” However, because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of preferred shares depends upon the facts and circumstances at the time the determination must be made, prospective holders of preferred shares are advised to consult their own tax advisors to determine such tax treatment.
If a redemption of preferred shares is not treated as a distribution taxable as a dividend to a particular U.S. Shareholder, it will be treated as a taxable sale or exchange by that U.S. Shareholder. As a result, the U.S. Shareholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits) and (ii) the U.S. Shareholder’s adjusted tax basis in the shares. Such gain or loss will be capital gain or loss if the shares were held as a capital asset, and will be long-term gain or loss if such shares were held for more than one year.
If the redemption is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the U.S. Shareholder. The U.S. Shareholder’s adjusted tax basis in the preferred shares redeemed will be transferred to any other shareholdings of the U.S. Shareholder in Brandywine. If the U.S. Shareholder of the preferred shares owns no other shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.
Information Reporting and Backup Withholding Applicable to U.S. Shareholders
In general, Brandywine will report to its U.S. Shareholders and the IRS the amount of distributions paid (unless the U.S. Shareholder is an exempt recipient) during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. Shareholder may be subject to backup withholding at the rate of 24% (and 28% for tax years beginning on or before December 31, 2017) with respect to distributions paid unless such U.S. Shareholder (a) comes within certain exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide us with their correct taxpayer identification number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. Shareholder who fail to certify their non-foreign status to Brandywine. See “-Taxation of Non-U.S. Shareholders.” Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s income tax liability, provided the required information is furnished to the IRS.
Tax Rates Applicable to Individual Shareholders under the TCJA
Long-term capital gains (i.e., generally capital gains with respect to assets held for more than one year) and “qualified dividends” received by an individual generally are subject to federal income tax at a maximum rate of 20%. Short-term capital gains (i.e., generally capital gains with respect to assets held for one year or less) generally are subject to federal income tax at ordinary income rates. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our dividends generally are not eligible for the 20% maximum tax rate on qualified dividends. Instead, our ordinary dividends generally are taxed at the higher tax rates applicable to ordinary income, the maximum rate of which is 37% for tax years beginning after December 31, 2017 (the rate was 39.6% for tax years beginning before that date) and before January 1, 2026. However, for taxable years beginning prior to January 1, 2026, individual shareholders are generally allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations, which would reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary dividends to 29.6%. The 20% maximum tax rate for long-term capital gains and qualified dividends generally applies to:

•	your long-term capital gains, if any, recognized on the disposition of our shares;
•
our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions are subject to a 25% tax rate to such extent);

•	our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and
•	our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).
Taxation of Tax-Exempt Shareholders
U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). Distributions by us to a shareholder that is a tax-exempt entity should generally not constitute UBTI, as defined in Section 512(a) of the Code provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. Tax-exempt U.S. Shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.
In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under section 501(a) of the Code and (3) that owns more than 10% of our shares could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts, each individually holding more than 10% of the value of our shares, collectively owns more than 50% of such shares and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by beneficiaries of the trust rather than the trust itself. Certain restrictions on ownership and transfer of our shares should generally prevent a tax-exempt entity from owning more than 10% of the value of our shares, or us from becoming a pension-held REIT.
Tax-exempt U.S. Shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our shares.
Taxation of Non-U.S. Shareholders
The rules governing U.S. federal income taxation of non-U.S. Shareholders are complex and no attempt is made herein to provide more than a summary of such rules. Prospective non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income and estate tax laws with regard to an investment in our shares, including any reporting requirements.
Ordinary Dividends
The portion of Ordinary Dividends received by non-U.S. Shareholders that are not attributable to gain from sales or exchanges by us of United States real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. Shareholder generally will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, the lower rates generally applicable to dividends do not apply to dividends from REITs. We intend to withhold United States income tax at the rate of 30% on the gross amount of any such Ordinary Dividends paid to a non-U.S. Shareholder unless (1) a lower treaty rate applies and the non-U.S. Shareholder files with us a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming the benefits of the lower treaty rate or (2) the non-U.S. Shareholder files with us an IRS Form W-8ECI claiming that the distribution is effectively connected with a U.S. trade or business.
In general, non-U.S. Shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. If income from the investment in our shares is treated as effectively connected with the non-U.S. Shareholder’s conduct of a United States trade or business, the non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a non-U.S. Shareholder that is a foreign corporation).
Non-Dividend Distributions
Unless our shares constitute a U.S. real property interest (“USRPI”), any Non-Dividend Distributions will not be taxable to a non-U.S. Shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of the shareholder in such shares. To the extent that Non-Dividend Distributions exceed the adjusted basis of a non-U.S. Shareholder’s shares, such distributions will give rise to tax liability if the non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of its shares, as described below (See “-Taxation of Non-U.S. Shareholders-Dispositions of our Shares”). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as Ordinary Dividends. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on Ordinary Dividends. However, amounts thus withheld are refundable to the non-U.S. Shareholder if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.
If our shares constitute a USRPI, as described below (See “-Taxation of Non-U.S. Shareholders-Dispositions of our Shares”), Non-Dividend Distributions by us in excess of the non-U.S. Shareholder’s adjusted tax basis in our shares will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. Shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 15% (increased from 10% effective February 17, 2016) of the Non-Dividend Distribution.
Our shares will not be treated as a USRPI when held, directly or indirectly, by a “qualified shareholder” and, therefore, FIRPTA will not apply to such shares. However, certain investors in a qualified shareholder that owns more than 10% of our shares (directly or indirectly) that are not themselves qualified shareholders may be subject to FIRPTA withholding. A “qualified shareholder” is a foreign entity that (A)(i) is eligible for the benefits of a comprehensive income tax treaty with the United States that includes an exchange of information program and the principal class of interest of which is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty) or (ii) is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units which is regularly traded on the New York Stock Exchange or Nasdaq Stock Market and the value of such class of limited partnership units is greater than 50% of the value of all of the partnership units of the foreign partnership, (B) is a qualified collective investment vehicle and (C) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, holds directly 5% or more of the class of interest described in (A)(i) or (ii). A “qualified collective investment vehicle” is a foreign person that (x) under the comprehensive income tax treaty described in (A)(i) or (ii) of the prior sentence would be eligible for a reduced rate of withholding with respect to dividends paid by a REIT even if such person owned more than 10% of the REIT, (y) is a publicly traded partnership that is a withholding foreign partnership and would treated as a United States real property holding corporation if it were a United States corporation or (iii) which is designated as a qualified collective investment vehicle by the Secretary of the Treasury and is either (A) fiscally transparent or (B) required to include dividends in its gross income but is entitled to a deduction for distributions to its equity investors. Additionally, qualified foreign pension funds will not be subject to FIRPTA withholding. The rules concerning qualified shareholders and qualified foreign pension funds are complex and investors who believe they may be qualified shareholders or qualified foreign pension funds should consult with their own tax advisors to find out if these rules are applicable to them.
Capital Gain Distributions
Except as discussed below with respect to 10% or less holders of regularly traded classes of shares, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a non-U.S. Shareholder under the provisions of FIRPTA. Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a non-U.S. Shareholder as if such gain were effectively connected with a United States trade or business. Individuals who are non-U.S. Shareholders will be required to report such gain on a U.S. federal income tax return and such gain will be taxed at the normal capital gain rates applicable to U.S. individual shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty relief. Brandywine is required by applicable Treasury regulations to withhold 21% of any distribution that could be designated by us as a capital gains dividend. The amount is creditable against the non-U.S. Shareholder’s U.S. tax liability.
However, distributions attributable to gain from sales or exchanges by us of United States real property interests are treated as ordinary dividends (not subject to the 21% withholding tax under FIRPTA) if the distribution is made to a non-U.S. Shareholder with respect to any class of shares which is “regularly traded” on an established securities market located in the United States and if the non-U.S. Shareholder did not own more than 10% of such class of shares at any time during the taxable year. Such distributions will generally be subject to a 30% U.S. withholding tax (subject to reduction under applicable treaty) and a non-U.S. Shareholder will not be required to report the distribution on a U.S. tax return. In addition, the branch profits tax will not apply to such distributions. See “-Taxation of Non-U.S. Shareholders-Ordinary Dividends.”
Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the stock held by U.S. Shareholders generally should be treated with respect to non-U.S. Shareholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. Shareholders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent that their proportionate share of this tax paid by us were to exceed their actual U.S. federal income tax liability. If we were to designate a portion of our net capital gain as undistributed capital gain, a non-U.S. Shareholder is urged to consult its tax advisor regarding the taxation of such undistributed capital gain.
Dividends Paid in Common Shares
We are allowed to satisfy the REIT distribution requirements with respect to certain taxable years by distributing up to 90% of our dividends in the form of common shares rather than cash. In the event that we pay a portion of a dividend in common shares, we may be required to withhold U.S. tax with respect to such dividend, including in respect of all or a portion of such dividend that is payable in common shares.
Dispositions of Our Shares
Unless our shares constitutes a USRPI, gain recognized by a non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA. Gain not subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. Shareholder if (1) investment in the shares is effectively connected with the non-U.S. Shareholder’s United States trade or business, in which case the non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain or (2) the non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.
Our shares will not be treated as a USRPI if Brandywine is a “domestically controlled REIT” (also referred to in the applicable Treasury regulations as a “domestically controlled qualified investment entity”), defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares of beneficial interest was held directly or indirectly by foreign persons. It is currently anticipated that we will be a “domestically controlled REIT,” and therefore the sale of shares by a non-U.S. Shareholder will not be subject to taxation under FIRPTA. However, because the shares may be traded, we cannot be sure that we will continue to be a “domestically controlled REIT.” Further, even if we are a domestically controlled REIT, pursuant to “wash sale” rules under FIRPTA, a non-U.S. Shareholder may incur tax under FIRPTA to the extent such non-U.S. Shareholder disposes of our shares within a certain period prior to a capital gain distribution and directly or indirectly (including through certain affiliates) reacquires our shares within certain prescribed periods.
However, a non-U.S. shareholder will not incur tax under FIRPTA on a sale of common or preferred shares if (1) our preferred shares or common shares are “regularly traded” on an established securities market within the meaning of applicable Treasury regulations and (2) the non-U.S. Shareholder did not actually, or constructively under specified attribution rules under the Code, own more than 10% of our preferred shares or common shares at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period.
If gain on the sale of our shares is subject to taxation under FIRPTA, the non-U.S. Shareholder will be subject to the same treatment as a U.S. Shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could be required to withhold 15% (increased from 10% effective February 17, 2016) of the purchase price and remit such amount to the IRS.
Information Reporting and Backup Withholding Applicable to Non-U.S. Shareholders
We must report annually to the IRS and to each non-U.S. Shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Shareholder resides under the provisions of an applicable income tax treaty.
Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. Shareholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. Shareholder is a United States person.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s income tax liability, provided the required information is furnished to the IRS.
Additional Withholding Requirements under “FATCA”
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), payments of dividends to a non-U.S. Shareholder will be subject to 30% withholding tax if the non-U.S. Shareholder fails to provide the withholding agent with documentation sufficient to show that it is compliant with the FATCA or otherwise exempt from withholding under FATCA. Generally, such documentation is provided on an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. If a dividend payment is both subject to withholding under FATCA and subject to withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Based upon proposed Treasury regulations, which may be relied upon by taxpayers until the final Treasury regulations are issued, the FATCA withholding that was to be effective on January 1, 2019 with respect to payments of the gross proceeds no longer applies. Non- U.S. Shareholders should consult their tax advisors to determine the applicability of this legislation in light of their individual circumstances.
State, Local and Foreign Tax Consequences
Brandywine, the Operating Partnership, the Subsidiary Partnerships and Brandywine’s shareholders may be subject to state, local and foreign taxation in various jurisdictions, including those in which it or they transact business or reside. The state, local and foreign tax treatment of Brandywine, the Operating Partnership, the Subsidiary Partnerships and Brandywine’s shareholders may not conform to the U.S. federal income tax consequences discussed above. Any foreign taxes incurred by us would not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective shareholders should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in our shares.
Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our shareholders may be enacted. Changes to the U.S. federal tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in our shares.
Taxation of Holders of Debt Securities
This section describes the material U.S. federal income tax consequences of owning the debt securities that Brandywine Realty Trust or Brandywine Operating Partnership may offer. This summary is for general information only and is not tax advice. The tax consequences of owning any particular issue of debt securities will be discussed in the applicable prospectus supplement.
As used herein, a “U.S. Holder” means a beneficial owner of our debt securities, who is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, a “non-U.S. Holder” means a beneficial owner of our debt securities that is not a “U.S. Holder,” and that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).
If a partnership holds debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding debt securities, you should consult your tax advisor.
Pursuant to the TCJA, for taxable years beginning after December 31, 2017 (and for taxable years beginning after December 31, 2018 for instruments issued with original issue discount (“OID”)), an accrual method taxpayer that reports revenues on an applicable financial statement generally must recognize income for U.S. federal income tax purposes no later than the taxable year in which such income is taken into account as revenue in an applicable financial statement of the taxpayer. To the extent this rule is inconsistent with the rules described in the subsequent discussion, this rule supersedes such discussion. Thus, this rule could potentially require such a taxpayer to recognize income for U.S. federal income tax purposes with respect to the debt securities prior to the time such income would be recognized pursuant to the rules described in the subsequent discussion. The Treasury Department released proposed Treasury regulations that would exclude from this rule any item of gross income for which a taxpayer uses a special method of accounting required by certain sections of the Internal Revenue Code, including income subject to the timing rules for OID and de minimis OID, income under the contingent payment debt instrument rules, income under the variable rate debt instrument rules, and market discount (including de minimis market discount). The proposed Treasury regulations will be effective for taxable years beginning after the date the final Treasury regulations are published. In the interim, taxpayers may rely on the proposed Treasury regulations in certain cases.You should consult your tax advisors regarding the potential applicability of these rules to your investment in the debt securities.
Taxation of U.S. Holders
Interest
The stated interest on debt securities generally will be taxable to a U.S. Holder as ordinary income at the time that it is paid or accrued, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.
Original Issue Discount
If you own debt securities issued with OID, you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income (as ordinary income) in advance of the receipt of cash attributable to that income, regardless of your method of accounting for U.S. federal income tax purposes. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute “qualified stated interest,” as defined below. If we determine that a particular debt security will be an OID debt security, we will disclose that determination in the prospectus supplement relating to those debt securities.
A debt security with an “issue price” that is less than the “stated redemption price at maturity” (generally the sum of all payments to be made on the debt security other than “qualified stated interest”) generally will be issued with OID in an amount equal to that difference if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity of the debt security. The “issue price” of each debt security in a particular offering generally will be the first price at which a substantial amount of that particular offering is sold to the public. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and the interest to be paid meets all of the following conditions:

•	it is payable at least once per year;
•	it is payable over the entire term of the debt security; and
•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.
If we determine that particular debt securities of a series will bear interest that is not qualified stated interest, we will disclose that determination in the prospectus supplement relating to those debt securities.
If you own a debt security issued with “de minimis” OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity of the debt security, you generally must include the de minimis OID in income at the time principal payments on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.
Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. OID debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of OID debt securities with those features, you should carefully examine the applicable prospectus supplement and should consult your own tax advisor with respect to those features because the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.
If you own OID debt securities with a maturity upon issuance of more than one year you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the “constant yield method” described in the following paragraphs. This method takes into account the compounding of interest. If you own OID debt securities with a maturity upon issuance of more than five years, certain rules that apply to applicable high yield discount obligations may apply to the debt securities, in which case you should carefully examine the applicable prospectus and should consult your own tax advisor regarding the U.S. federal income tax consequences to you of holding and disposing of those debt securities.
The amount of OID that you must include in income if you are the initial holder of an OID debt security is the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for an OID debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of:

•
the debt security’s “adjusted issue price” at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

•	the aggregate of all qualified stated interest allocable to the accrual period.
OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments made on the debt security (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, you will generally have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held by persons of record other than corporations and other exempt holders.
Floating rate debt securities are subject to special OID rules. In the case of an OID debt security that is a floating rate debt security, both the “yield to maturity” and “qualified stated interest” will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if either:

•	the interest on a floating rate debt security is based on more than one interest index; or
•	the principal amount of the debt security is indexed in any manner.
This discussion does not address the tax rules applicable to debt securities with an indexed principal amount. If you are considering the purchase of floating rate OID debt securities or securities with indexed principal amounts, you should carefully examine the prospectus supplement relating to those debt securities, and you should consult your own tax advisor regarding the U.S. federal income tax consequences to you of holding and disposing of those debt securities.
You may elect to treat all interest on any debt securities as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the IRS. You should consult with your own tax advisor about this election.
Market Discount
If you purchase debt securities, other than OID debt securities, for an amount that is less than their stated redemption price at maturity, or, in the case of OID debt securities, their adjusted issue price, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement, redemption or other disposition of, the debt securities as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt securities at the time of their payment or disposition. In addition, you may be required to defer, until the maturity of the debt securities or their earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt securities. You may elect, on a debt security-by-debt security basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisor before making this election. Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt securities, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making this election.
Acquisition Premium and Amortizable Bond Premium
If you purchase OID debt securities for an amount that is greater than their adjusted issue price but equal to or less than the sum of all amounts payable on the debt securities after the purchase date other than payments of qualified stated interest, you will be considered to have purchased those debt securities at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to those debt securities for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.
If you purchase debt securities (including OID debt securities) for an amount in excess of the sum of all amounts payable on those debt securities after the purchase date other than qualified stated interest, you will be considered to have purchased those debt securities at a “premium” and, if they are OID debt securities, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of those debt securities on a constant yield method as an offset to interest when includible in income under your regular accounting method. In the case of debt securities that provide for alternative payment schedules, bond premium is calculated by assuming that (a) you will exercise or not exercise options in a manner that maximizes your yield and (b) we will exercise or not exercise options in a manner that minimizes your yield (except that we will be assumed to exercise call options in a manner that maximizes your yield). If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security. Your election to amortize premium on a constant yield method will also apply to all taxable debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.
Sale, Exchange or Retirement of Debt Securities
A U.S. Holder of debt securities will recognize gain or loss upon the sale, exchange, retirement, redemption or other taxable disposition of such debt securities in an amount equal to the difference between:

•
the amount of cash and the fair market value of other property received in exchange for such debt securities, other than amounts attributable to accrued but unpaid qualified stated interest, which will be subject to tax as ordinary income to the extent not previously included in income; and

•	the U.S. Holder’s adjusted tax basis in such debt securities.
A U.S. Holder’s adjusted tax basis in a debt security generally will equal the cost of the debt security to such holder (A) increased by the amount of OID or accrued market discount (if any) previously included in income by such holder and (B) decreased by (i) the amount of any payments other than qualified stated interest payments and (ii) any amortizable bond premium taken by such holder.
Any gain or loss recognized will generally be capital gain or loss, and such capital gain or loss will generally be long-term capital gain or loss if the debt security has been held by the U.S. Holder for more than one year. Long-term capital gain for non-corporate taxpayers is subject to reduced rates of U.S. federal income taxation (currently, a 20% maximum federal rate but see the discussion above “Taxation of Shareholders-Taxation of Taxable U.S. Shareholders-Tax Rates Applicable to Individual Shareholders under the TCJA”). The deductibility of capital losses is subject to certain limitations.
Medicare Tax on Investment Income
Certain U.S. Holders who are individuals, estates or trusts and whose income exceeds certain thresholds must pay a 3.8% Medicare tax on "net investment income" which includes, among other things, dividends on shares, interest on debt securities and capital gains from the sale or other disposition of shares or debt securities, subject to certain exceptions. Prospective investors should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our debt securities.
Taxation of Tax-Exempt Holders of Debt Securities
Interest income accrued on the debt securities should not constitute unrelated business taxable income to a tax-exempt holder. As a result, a tax-exempt holder generally should not be subject to U.S. federal income tax on the interest income accruing on our debt securities. Similarly, any gain recognized by the tax-exempt holder in connection with a sale or other disposition of a debt security generally should not be unrelated business taxable income. However, if a tax-exempt holder were to finance its acquisition of the debt security with debt, a portion of the interest income and gain attributable to the debt security would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Tax-exempt holders should consult their own tax advisors to determine the potential tax consequences of an investment in our debt securities.
Taxation of Non-U.S. Holders of Debt Securities
The rules governing the U.S. federal income taxation of a non-U.S. Holder are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. Holders should consult their tax advisors to determine the effect of U.S. federal, state, local and foreign tax laws, as well as tax treaties, with regard to an investment in the debt securities.
Interest

Subject to the discussions of backup withholding and “FATCA” below, interest (including OID) paid to a non-U.S. Holder of debt securities will not be subject to U.S. federal withholding tax under the “portfolio interest exemption,” provided that:

•	interest paid on debt securities is not effectively connected with a non-U.S. Holder’s conduct of a trade or business in the United States;
•
the non-U.S. Holder does not actually or constructively own 10% or more of the capital or profits interest in the Operating Partnership (in the case of debt issued by the Operating Partnership), or 10% or more of the total combined voting power of all classes of stock of Brandywine entitled to vote (in the case of debt issued by Brandywine);

•	the non-U.S. Holder is not
	o	a controlled foreign corporation that is related to the Operating Partnership or Brandywine, as applicable, or
	o	a bank that receives such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and
•
the beneficial owner of debt securities provides a certification, which is generally made on an IRS Form W-8BEN or W-8BEN-E, as applicable, or a suitable substitute form and signed under penalties of perjury, that it is not a United States person.

A payment of interest (including OID) to a non-U.S. Holder that does not qualify for the portfolio interest exemption and that is not effectively connected to a United States trade or business will be subject to U.S. federal withholding tax at a rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.
A non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder with respect to payments of interest (including OID) if such payments are effectively connected with the conduct of a trade or business by the non-U.S. Holder in the United States and, if an applicable tax treaty requires, such interest is attributable to a United States permanent establishment maintained by the non-U.S. Holder. In some circumstances, such effectively connected income received by a non-U.S. Holder which is a corporation may be subject to an additional “branch profits tax” at a 30% base rate or, if applicable, a lower treaty rate.
To claim the benefit of a lower treaty rate or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E (in the case of a treaty), IRS Form W-8ECI (in the case of effectively connected income) or a suitable substitute form, as applicable, prior to the payment of interest. Such certificate must contain, among other information, the name and address of the non-U.S. Holder, as well as applicable U.S. and foreign tax identification numbers.
Non-U.S. Holders are urged to consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.
Sale, Exchange or Retirement of Debt Securities
Subject to the discussions of backup withholding and “FATCA” below, a non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, retirement, redemption or other taxable disposition of debt securities unless:

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•
the gain is effectively connected with the conduct of a trade or business of the non-U.S. Holder in the United States and, if an applicable tax treaty requires, such gain is attributable to a United States permanent establishment maintained by such non-U.S. Holder.

A non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder with respect to gain realized on the sale, exchange, retirement, redemption or other taxable disposition of debt securities if such gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder in the United States and, if an applicable tax treaty requires, such gain is attributable to a United States permanent establishment maintained by the non-U.S. Holder. In certain circumstances, a non-

U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate on such income.
U.S. Federal Estate Tax
If you are an individual, your estate will not be subject to U.S. federal estate tax on the debt securities beneficially owned by you at the time of your death, provided that any payment to you on the debt securities, including OID, would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest exemption” described above, without regard to the certification requirement.
Information Reporting and Backup Withholding Applicable to Holders of Debt Securities
U.S. Holders
Certain U.S. Holders may be subject to information reporting requirements on payments of interest (including OID) on debt securities and payments of the proceeds of the sale, exchange, retirement, redemption or other taxable disposition of debt securities, and backup withholding, currently imposed at a rate of 24%, may apply to such payments if the U.S. Holder:

•	fails to furnish an accurate taxpayer identification number, or TIN, to the payor in the manner required;
•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or
•	under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that it is subject to backup withholding.
Non-U.S. Holders
A non-U.S. Holder is generally not subject to backup withholding with respect to payments of interest (including OID) on debt securities if it certifies as to its status as a non-U.S. Holder under penalties of perjury or if it otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that the non-U.S. Holder is a United States person or that the conditions of any other exemptions are not, in fact, satisfied. Information reporting requirements, however, will generally apply to payments of interest (including OID) to non-U.S. Holders. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides.
The payment of the proceeds from the disposition of debt securities to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the non-U.S. Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.
The payment of the proceeds from the disposition of debt securities to or through a non-United States office of a non-United States broker that is not a “United States related person” generally will not be subject to information reporting or backup withholding. For this purpose, a “United States related person” includes:

•	a controlled foreign corporation for U.S. federal income tax purposes;
•
a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business; or

•
a foreign partnership that at any time during the partnership’s taxable year is either engaged in the conduct of a trade or business in the United States or of which 50% or more of its income or capital interests are held by United States persons.

In the case of the payment of proceeds from the disposition of debt securities to or through a non-United States office of a broker that is either a United States person or a United States related person, the payment may be subject to information reporting unless the broker has documentary evidence in its files that the owner is a non-U.S. Holder and the broker has no knowledge or reason to know to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a United States person or a United States related person, absent actual knowledge that the payee is a United States person.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.
Holders of debt securities are urged to consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.
Additional Withholding Requirements under “FATCA”
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), payments of interest (including OID) to a non-U.S. Holder may be subject to 30% withholding tax if the non-U.S. Holder fails to provide the withholding agent with documentation sufficient to show that it is compliant with the FATCA. Generally, such documentation is provided on an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. If interest is subject to 30% tax under FATCA, it will not be subject to the 30% tax described above under “-Taxation of Non-U.S. Holders of Debt Securities-Interest.” Based upon proposed Treasury regulations, which may be relied upon by taxpayers until the final Treasury regulations are issued, the FATCA withholding that was to be effective on January 1, 2019 with respect to payments of the gross proceeds from the disposition of U.S. stock or securities no longer applies. Non-U.S. Holders should consult their tax advisors to determine the applicability of this legislation in light of their individual circumstances, including the possible application of an intergovernmental agreement between the United States and their country of residence that might provide for different rules.